U.S. SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C.
                                      FORM 4
                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
 Instructions 1(b).

1.  Name and Address of Reporting Person
    FITZMYERS, THOMAS J
    4637 Chabot Drive, Suite 200
    Pleasanton, CA  94588     USA

2.  Issuer Name and Ticker or Trading Symbol
    SIMPSON MANUFACTURING CO., INC. - (SSD)

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
    JUNE 2000

5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person to Issuer (Check all applicable)
    (X) Director                    ( ) 10% Owner
    (X) Officer (give title below)  ( ) Other (specify below)
    PRESIDENT AND CHIEF EXECUTIVE OFFICER

7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               | 06/14|    | |                  |   |           |                   |      |                           |
                           | /2000|  X | |         7,110    | A |  $11.50   |                   |      |                           |
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Common Stock               | 06/14|    | |                  |   |           |                   |      |                           |
                           | /2000|  X | |         7,110    | D |  $46.3121 |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |        371,632    |   D  |                           |
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Common Stock               |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |          9,157    |   I  | By Trust                  |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price |9.Number    |10.|11.Nature  |
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri |of Deriva   |Dir|of Indirect|
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative  |tive        |ect|Beneficial |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu    |Securities  |(D)|Ownership  |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity    |Benefi      |or |           |
                      |Deriva- |     |      |               |Date |Expir|                    |        |ficially    |Ind|           |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |        |Owned at    |ire|           |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |        |End of      |ct |           |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |        |Month       |(I)|           |
___________________________________________________________________________________________________________________________________|
| Options on          |        |06/14|    | |           |   |     |05/25|            |       |        |            |   |           |
| Common Stock        | $11.50 |/2000|  X | |    7,110  | D |Immed|/2001|Common Stock| 7,110 |        |         0  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,125  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:


SIGNATURE OF REPORTING PERSON

BY:  Thomas J Fitzmyers

/s/THOMAS J FITZMYERS
-------------------------------------

DATE

June 30, 2000
-------------------------------------